Exhibit 99.1

FOR IMMEDIATE RELEASE

Hill International Reports Second Quarter and First Half 2015 Financial Results;

Consulting Fees Up 11% and Net Earnings Up 190% for the Quarter

Philadelphia, PA — August 3, 2015 — Hill International (NYSE:HIL), the global leader in managing construction risk, announced today its financial results for the second quarter and first half ended June 30, 2015 (see attached tables).

Total revenue for the second quarter of 2015 was a record $181.6 million, an increase of 13.8% from the second quarter of 2014.  Consulting fee revenue for the second quarter was a record $159.7 million, an increase of 10.5% from last year’s second quarter.

EBITDA (as defined below) for the second quarter was $13.5 million, a 27.4% increase from the second quarter of 2014.  Operating profit for the second quarter was $10.7 million, an increase of 23.1% from the second quarter of last year.  Net earnings for the second quarter were $4.4 million, or $0.09 per diluted share, up 189.5% from net earnings of $1.5 million, or $0.04 per diluted share, in the second quarter of 2014.

As a result of the company’s cost optimization program, Hill saw a significant sequential improvement in its selling, general and administrative, or SG&A, expenses during the quarter.  In the second quarter of 2015, Hill had SG&A expenses of $56.7 million, or 35.5% of consulting fee revenue, down 4.9% from $59.6 million, or 39.1% of consulting fee revenue, in the first quarter of this year.

The company’s total backlog at June 30, 2015 was $983 million, down from $1.039 billion at March 31, 2015. Twelve-month backlog at June 30, 2015 was $431 million, down from $445 million at March 31, 2015.

“We are very excited about our company’s strong improvement in financial performance during the second quarter,” said David L. Richter, Hill’s President and Chief Executive Officer.  “Our focus on minimizing SG&A expenses has already begun to show positive results, and we expect even better profitability in the second half of the year,” added Richter.

First Half 2015 Results

Total revenue for the first half of 2015 was a record $353.2 million, an increase of 14.1% from the first half of 2014.  Consulting fee revenue for the first half was a record $312.2 million, an increase of 10.8% from the first half of last year.

EBITDA for the first half was $21.8 million, a 15.9% increase from the first half of 2014.  Operating profit for the first half was $16.7 million, up 13.7% from the first half of last year.  Net earnings for the first half were $5.5 million, or $0.11 per diluted share, up 249.4% from net earnings of $1.6 million, or $0.04 per diluted share, for the first half of 2014.

2015 Guidance

Based on Hill’s financial performance during the first half, current market conditions and the backlog amounts described above, the company reiterates its prior guidance that consulting fee revenue in 2015 is expected to be between $650 million and $675 million.  This guidance reflects approximately 13% to 17% growth in consulting fee revenue for the year.  In addition, based upon Hill’s financial performance during the first half and Hill’s current cost optimization program, the company reiterates its prior guidance that its EBITDA margin as a percentage of consulting fee revenue in 2015 is expected to be in the range of 8% to 10%, up from 6.6% in 2014.

Business Segment Results

In addition to providing consolidated financial results, Hill also reports separate financial results for its two operating segments: the Project Management Group and the Construction Claims Group.

Project Management Group.  Hill’s Project Management Group provides program management, project management, construction management, project management oversight, troubled project turnaround, staff augmentation, project labor agreement consulting, commissioning, estimating and cost management, labor compliance and facilities management services.

Total revenue at Hill’s Project Management Group during the second quarter of 2015 was a record $137.1 million, an increase of 12.3% from the second quarter of 2014.  Consulting fee revenue for the second quarter at the Projects Group was a record $116.5 million, an increase of 7.3% from the second quarter of last year.  Operating profit for the Projects Group for the second quarter was a record $15.0 million, an increase of 13.5% from last year’s second quarter.

Total revenue at the Projects Group during the first half of 2015 was a record $268.4 million, an increase of 14.1% from the first half of 2014.  Consulting fee revenue for the Projects Group during the first half was a record $229.9 million, an increase of 9.3% from the first half of last year.  Operating profit for the Projects Group for the first half was $28.0 million, an increase of 16.0% from last year’s first half.

Construction Claims Group.  Hill’s Construction Claims Group provides claims consulting, management consulting, litigation support, expert witness testimony, cost/damages assessment, delay/disruption analysis, adjudication, lender advisory, risk management, forensic accounting, fraud investigation, Project Neutral and international arbitration services.

Total revenue at Hill’s Construction Claims Group during the second quarter of 2015 was a record $44.6 million, an increase of 18.6% from the second quarter of 2014.  Consulting fee revenue for the second quarter at the Claims Group was a record $43.3 million, an increase of 20.2% from last year’s second quarter.  Operating profit for the Claims Group for the second quarter was $4.8 million, an increase of 56.3% from the prior year’s quarter.

Total revenue at the Claims Group during the first half of 2015 was a record $84.9 million, an increase of 14.0% from the first half of 2014.  Consulting fee revenue at the Claims Group for the first half was a record $82.3 million, an increase of 15.2% from the first half of last year.  Operating profit for the Claims Group for the first half of 2015 was a record $7.1 million, an increase of 25.3% over the first half of 2014.

Conference Call

David L. Richter, Hill’s President and Chief Executive Officer, and John Fanelli III, Hill’s Senior Vice President and Chief Financial Officer, will host a conference call on August 4, 2015, at 11:00 am Eastern Time to discuss the financial results for the second quarter and first half ended June 30, 2015.  Interested parties may participate in the call by dialing (877) 423-9820 (Domestic) or (201) 493-6749 (International) approximately 10 minutes before the call is scheduled to begin and asking to be connected to the Hill International conference call.  The conference call will also be broadcast live over the Internet.  To listen to the live call, please go to the “Investor Relations” section of Hill’s website at www.hillintl.com, and click on “Financial Information,” and then “Conferences and Calls”.  Please go to the website at least 15 minutes early to register, download and install any necessary audio software.  If you are unable to participate in the live call, the conference call will be archived and can be accessed for approximately 90 days.

About Hill International

Hill International, with 4,800 professionals in 100 offices worldwide, provides program management, project management, construction management, construction claims and other consulting services primarily to the buildings, transportation, energy environmental and industrial markets.  Engineering News-Record magazine recently ranked Hill as the seventh largest construction management firm in the United States.  For more information on Hill, please visit our website at www.hillintl.com.

The Hill International logo is available at: http://www.globenewswire.com/newsroom/prs/?pkgid=5733.

Forward-Looking Statements

Certain statements contained herein may be considered “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, and it is our intent that any such statements be protected by the safe harbor created thereby.  Except for historical information, the matters set forth herein including, but not limited to, any projections of revenues, earnings or other financial items; any statements concerning our plans, strategies and objectives for future operations; and any statements regarding future economic conditions or performance, are forward-looking statements.  These forward-looking statements are based on our current expectations, estimates and assumptions and are subject to certain risks and uncertainties.  Although we believe that the expectations, estimates and assumptions reflected in our forward-looking statements are reasonable, actual results could differ materially from those projected or assumed in any of our forward-looking statements.  Important factors that could cause our actual results to differ materially from estimates or projections contained in our forward-looking statements are set forth in the Risk Factors section and elsewhere in the reports we have filed with the Securities and Exchange Commission.  We do not intend, and undertake no obligation, to update any forward-looking statement.

Hill International, Inc.

John P. Paolin

Senior Vice President of Marketing and

Corporate Communications

(215) 309-7710

johnpaolin@hillintl.com

The Equity Group Inc.

Devin Sullivan

Senior Vice President

(212) 836-9608

dsullivan@equityny.com

(HIL-F)

HILL INTERNATIONAL, INC. AND SUBSIDIARIES

EARNINGS RELEASE TABLES

(In 000’s, Except Per Share Data)

(Unaudited)

Consolidated Statement of Operations

	Three Months Ended June 30,		Six Months Ended June 30,
	2015	2014	2015	2014

Consulting fee revenue	$159,738	$144,515	$312,191	$281,764
Reimbursable expenses	21,910	15,124	41,037	27,888
Total revenue	181,648	159,639	353,228	309,652

Cost of services	92,400	83,246	179,089	161,836
Reimbursable expenses	21,910	15,124	41,037	27,888
Total direct expenses	114,310	98,370	220,126	189,724

Gross profit	67,338	61,269	133,102	119,928

Selling, general and administrative expenses	56,652	52,614	116,217	105,273
Equity in losses of affiliate	34	—	217	—
Operating profit	10,652	8,655	16,668	14,655

Interest expense and related financing fees, net	3,531	5,646	7,105	10,722

Earnings before income taxes	7,121	3,009	9,563	3,933
Income tax expense	2,586	993	3,749	1,624

Net earnings	4,535	2,016	5,814	2,309

Less: net earnings - noncontrolling interests	140	498	324	738

Net earnings attributable to Hill International, Inc.	$4,395	$1,518	$5,490	$1,571

Basic earnings per common share - Hill International, Inc.	$0.09	$0.04	$0.11	$0.04
Basic weighted average common shares outstanding	50,483	40,568	50,429	40,184

Diluted earnings per common share - Hill International, Inc.	$0.09	$0.04	$0.11	$0.04
Diluted weighted average common shares outstanding	51,495	42,591	51,010	41,570

Selected Segment Data

	Three Months Ended June 30,		Six Months Ended June 30,
	2015	2014	2015	2014

Project Management

Consulting fee revenue	$116,464	$108,521	$229,893	$210,309

Total revenue	$137,052	$122,044	$268,359	$235,213

Gross profit	$43,089	$41,223	$87,527	$80,259

Gross profit as a percent of consulting fee revenue	37.0%	38.0%	38.1%	38.2%

Selling, general and administrative expenses	$28,048	$28,005	$59,288	$56,098

SG&A expenses as a percentage of consulting fee revenue	24.1%	25.8%	25.8%	26.7%

Operating profit before equity in losses of affiliates	$15,041	$13,218	$28,239	$24,161

Equity in losses of affiliate	(34)	—	(217)	—

Operating profit	15,007	13,218	28,022	24,161

Operating profit as a percent of consulting fee revenue	12.9%	12.2%	12.2%	11.5%

Construction Claims

Consulting fee revenue	$43,274	$35,994	$82,298	$71,455

Total revenue	$44,596	$37,595	$84,869	$74,439

Gross profit	$24,249	$20,046	$45,575	$39,669

Gross profit as a percent of consulting fee revenue	56.0%	55.7%	55.4%	55.5%

Selling, general and administrative expenses	$19,477	$16,992	$38,470	$33,997

SG&A expenses as a percentage of consulting fee revenue	45.0%	47.2%	46.7%	47.6%

Operating profit	$4,772	$3,054	$7,105	$5,672

Operating profit as a percent of consulting fee revenue	11.0%	8.5%	8.6%	7.9%

Selected Other Financial Data

	Three Months Ended June 30,		Six Months Ended June 30,
	2015	2014	2015	2014

Consulting fee revenue	$159,738	$144,515	$312,191	$281,764

Total revenue	$181,648	$159,639	$353,228	$309,652

Gross profit	$67,338	$61,269	$133,102	$119,928

Gross profit as a percentage of consulting fee revenue	42.2%	42.4%	42.6%	42.6%

Selling, general and administrative expenses (excluding corporate expenses)	$47,525	$44,997	$97,758	$90,095

Selling, general and administrative expenses (excluding corporate expenses) as a percentage of consulting fee revenue	29.8%	31.1%	31.3%	32.0%

Corporate expenses	$9,127	$7,617	$18,459	$15,178

Corporate expenses as a percentage of consulting fee revenue	5.7%	5.3%	5.9%	5.4%

Operating profit before equity in losses of affiliates	$10,686	$8,655	$16,885	$14,655

Equity in losses affiliates	(34)	—	(217)	—

Operating profit	10,652	8,655	16,668	14,655

Operating profit as a percent of consulting fee revenue	6.7%	6.0%	5.3%	5.2%

Effective income tax rate	36.3%	33.0%	39.2%	41.3%

Selected Balance Sheet Data

	June 30, 2015	December 31, 2014

Cash and cash equivalents	$31,571	$30,124
Accounts receivable, net	$237,501	$194,256
Current assets	$311,664	$257,099
Accounts receivable, Libya	$49,759	$49,659
Total assets	$522,165	$464,984
Current liabilities	$164,127	$137,935
Total debt	$153,086	$128,236
Stockholders’ equity:
Hill International, Inc. share of equity	$154,193	$154,112
Noncontrolling interest	$4,976	$8,674
Total equity	$159,169	$162,786

EBITDA Reconciliation

(Unaudited)

Management believes earnings before interest, taxes, depreciation and amortization, or EBITDA, in addition to operating profit, net earnings and other measures under United States generally accepted accounting principles, or GAAP, is a useful indicator of Hill’s financial and operating performance and its ability to generate cash flows from operations that are available for taxes and capital expenditures.  EBITDA is not a measure of financial performance under GAAP.  Investors should recognize that EBITDA might not be comparable to similarly-titled measures of other companies.  This measure should be considered in addition to, and not as a substitute for or superior to, any measure of performance prepared in accordance with GAAP.  A reconciliation of EBITDA to the most directly comparable GAAP measure in accordance with SEC Regulation S-K follows:

	Three Months Ended June 30,		Six Months Ended June 30,
	2015	2014	2015	2014

Net earnings	$4,395	$1,518	$5,490	$1,571
Interest expense, net	3,531	5,646	7,105	10,722
Income tax expense	2,586	993	3,749	1,624
Depreciation and amortization	2,983	2,437	5,423	4,864
EBITDA	$13,495	$10,594	$21,767	$18,781